Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Appoints Tig Gilliam to the Board of Directors

MIAMI, June 28, 2010 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that the Company’s Board of Directors has appointed Tig Gilliam, Regional Head of North America at Adecco Group, to serve as an independent member of the Board of Directors.

Mr. Gilliam’s appointment increases the size of the Company’s Board to nine members, and the number of “independent” directors, as defined under the New York Stock Exchange Corporate Governance Standards, to eight.

Mr. Gilliam joined the Adecco Group in March 2007 as Country Manager for the USA and Canada and was appointed as the Regional Head of North America on Oct. 1, 2009. Prior to joining Adecco, Mr. Gilliam was a partner and the Global and Supply Chain Management Leader for IBM Global Business Services. Mr. Gilliam spent 15 years working with PricewaterhouseCoopers Consulting where he led client engagement in operational improvement, technology enablement, organizational change and performance management.

“We are pleased to add an individual with Tig Gilliam’s exceptional experience and qualifications to our Board of Directors,” said Sidney Lapidus, Lead Director of the Board of Directors of Lennar Corporation. “We believe that Tig’s diverse experience in operational improvement, human resources and business (or professional) services management will enhance Lennar’s ability to capitalize on the opportunities available to homebuilders as the industry recovers from its downturn.”

Mr.Gilliam holds an MBA from Columbia University and an MS in Systems Engineering from the University of Virginia’s School of Engineering and Applied Sciences.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2009. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

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